The Investment Company of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

June 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$390,103
Class B	$2,087
Class C	$7,025
Class F1	$15,017
Class F2	$8,078
Total	$422,310
Class 529-A	$13,176
Class 529-B	$273
Class 529-C	$1,574
Class 529-E	$435
Class 529-F1	$361
Class R-1	$326
Class R-2	$2,784
Class R-3	$5,166
Class R-4	$6,246
Class R-5	$7,143
Class R-6	$27,162
Total	$64,646

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2700
Class B	$0.1370
Class C	$0.1376
Class F1	$0.2592
Class F2	$0.3046
Class 529-A	$0.2541
Class 529-B	$0.1183
Class 529-C	$0.1283
Class 529-E	$0.2147
Class 529-F1	$0.2903
Class R-1	$0.1409
Class R-2	$0.1482
Class R-3	$0.2134
Class R-4	$0.2653
Class R-5	$0.3140
Class R-6	$0.3220

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,435,872
Class B	14,257
Class C	50,128
Class F1	58,495
Class F2	27,017
Total	1,585,769
Class 529-A	52,057
Class 529-B	2,198
Class 529-C	12,244
Class 529-E	2,027
Class 529-F1	1,254
Class R-1	2,302
Class R-2	18,605
Class R-3	23,909
Class R-4	23,635
Class R-5	21,711
Class R-6	69,881
Total	229,823

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.65
Class B	$33.55
Class C	$33.42
Class F1	$33.60
Class F2	$33.65
Class 529-A	$33.60
Class 529-B	$33.56
Class 529-C	$33.52
Class 529-E	$33.53
Class 529-F1	$33.58
Class R-1	$33.48
Class R-2	$33.51
Class R-3	$33.57
Class R-4	$33.60
Class R-5	$33.64
Class R-6	$33.65